EXHIBIT 21

ASCENA RETAIL GROUP, INC.

SUBSIDIARIES OF THE REGISTRANT

(Excludes inactive Subsidiaries)	State of Incorporation or Formation

Subsidiaries of Ascena Retail Group, Inc.
The Dress Barn, Inc.	Connecticut
Maurices Incorporated	Delaware
Tween Brands, Inc. (d/b/a “Justice”)	Delaware

Subsidiaries of The Dress Barn, Inc.
D.B.R., Inc.	Delaware
DBX, Inc.	New York
Dunnigan Realty, LLC	Delaware
Dress Barn Credit Management, LLC	Virginia

Subsidiaries of Maurices Incorporated
Maurices Credit Management, Inc.	Virginia

Subsidiaries of Tween Brands, Inc. (d/b/a “Justice”)
American Factoring, Inc.	Nevada
Tween Brands Store Planning, Inc.	Ohio
Tween Brands Purchasing, Inc.	Ohio
Tween Brands Direct Services, Inc.	Ohio
Tween Brands Direct, LLC	Ohio
Tween Brands Agency, Inc.	Ohio
Tween Brands Investment, LLC	Ohio
Too G.C., LLC	Ohio
Tween Brands Service Co.	Ohio
Too Retail & Sales Puerto Rico, Inc.	Puerto Rico

Subsidiaries of Worldwide Retail Holdings, B.V.
Maurices Canada Stores, Ltd.	Ontario
Dress Barn Canada Stores, Ltd.	Ontario
Tween Brands Canada Stores Ltd.	Ontario
Tween Brands Sourcing Hong Kong, Ltd.	Hong Kong

Subsidiaries of Tween Brands Service Co.
Worldwide Retail Holdings, Inc.	Delaware

Subsidiaries of Worldwide Retail Holdings, Inc.
Worldwide Retail Holdings, B.V.	Netherlands

Subsidiaries of Tween Brands Sourcing Hong Kong, Ltd.
Tween Brands Sourcing (Shanghai) Limited	Hong Kong